ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                             ONSPAN NETWORKING, INC.
                        FILED PURSUANT TO SECTION 78.207


         Pursuant to Chapter 78 of the Nevada Revised Statutes, the undersigned President of ONSPAN NETWORKING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of Nevada (the "Corporation"), does hereby certify:

         1. The name of the corporation is OnSpan Networking, Inc. (the "Company").

         2. The current number of the Company's authorized shares of common stock is 100,000,000 shares with a par value of $.001 per share.

         3. On September 24, 2001, by unanimous written consent the Company's Board of Directors, pursuant to the authority granted it under Section 78.207 of the Nevada Revised Statutes, unanimously adopted a resolution setting October 4, 2001 as the record date (the "Record Date") to effect a decrease in the number of authorized common shares at the rate of 1 for 12 and to correspondingly effect a decrease in the number of issued and outstanding shares of common stock at the rate of 1 for 12. Any fractional share which would otherwise be issuable upon such reverse split shall be rounded up to the next whole share.

         4. After the aforedescribed change in the number of authorized and issued and outstanding shares of the Company's common stock, there shall be 8,333,333 shares of the Company's common stock, par value $.001 per share, authorized, and approximately 964,552 shares of its common stock issued and outstanding, which such number may be adjusted as a result of rounding for fractional shares.

         5. The effective date of the herein set forth changes in the authorized and issued and outstanding shares of the Company's common stock shall be upon the opening of business, Eastern Standard Time, October 9, 2001.

         6. Pursuant to the provisions of Section 78.207, no approval of the Company's stockholders is required to effect the herein described changes to the Company's authorized and issued and outstanding common stock.


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         IN WITNESS WHEREOF, the undersigned, being the President and Secretary of the Company, has executed this Certificate Filed Pursuant to Section 78.207 on the day of October, 2001.

                                           ONSPAN NETWORKING, INC.

                                           By:____________________________
                                                 Its President

                                           By:____________________________
                                                 Its Secretary


STATE OF ____________)
                        )SS:
COUNTY OF ___________)

         BEFORE ME, a Notary Public, duly authorized and administered to take oaths, personally appeared _____________, as President and _____________, as Secretary, of ONSPAN NETWORKING, INC., who are personally known to me or who have produced as identification and who did/did not take oaths.

         SWORN TO AND SUBSCRIBED before me this _____ day of October, 2001.

                                           Notary Public:

                                           sign
                                           print
                                           State of ________ at Large (Seal)
                                           My Commission Expires:


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